UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: June 8, 2017

Function(x) Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092

(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 1, 2017 Function(x) Inc. (the “Company”) received notice that the Company was in default under that certain $3.24 million 12% Senior Convertible Note due June 1, 2017 for non-payment and the applicable grace period of five (5) business days following the due date has lapsed. As a result, the Company is responsible to pay the Mandatory Default Amount in cash or by conversion into shares of common stock, or any combination thereof, at Holder’s option. Such amount includes principal and accrued and unpaid interest, default interest (2%) and other costs, expenses and liquidated damages due in respect of the Note.

Item 8.01 Other Events.

On June 14, 2017, the Company received notice from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for a stay of any action with respect to de-listing of the Company’s common stock on The NASDAQ Stock Market LLC (“Nasdaq”) pending the outcome of the Company’s hearing before the Panel and any extension granted by the Panel. The hearing is currently scheduled for June 29, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

	By:	/s/ Robert F.X. Sillerman
	Name:	Robert F.X. Sillerman
	Title:	Executive Chairman and Chief Executive Officer

DATE: June 14, 2017